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

                               INSTRON CORPORATION                   EXHIBIT 11

           COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
           -----------------------------------------------------------
                                   (Unaudited)


                                                                    Three Months Ended
                                                              -------------------------------
                                                               March 29,            March 30,
                                                                 1997                1996
                                                              ----------          -----------

Net income (loss)                                             $  919,000          $  (221,000)
                                                              ==========          ===========

Primary earnings per share:
Weighted average number of common shares outstanding           6,444,735            6,349,602

    Add: Shares arising from the assumed
            exercise of stock options
            (as determined under the
            Treasury Stock Method)                                97,843                    0
                                                              ----------          -----------

Weighted average of common and equivalent shares               6,542,578            6,349,602
                                                              ==========          ===========

Primary earnings per share                                    $     0.14          $      (.03)
                                                              ==========          ===========

Fully diluted earnings per share (1):
Weighted average of common and equivalent shares
 outstanding (as determined for the Primary earnings
 per share calculation above)                                  6,542,578            6,349,602
    Add: Additional shares arising from the assumed
     exercise of stock options (as determined under
     the Treasury Stock Method)                                        0                    0
                                                              ----------          -----------

Weighted average of common
 and equivalent shares                                         6,542,578            6,349,602
                                                              ==========          ===========

Fully diluted earnings                                        $     0.14          $     (.03)
                                                              ==========          ==========



Note (1):  This calculation is submitted in accordance with the Securities Act of 1993 Release No. 5,133 although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


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